EXHIBIT 10.145

             AGREEMENT OF EXCHANGE DATED SEPTEMBER 30, 1996 BETWEEN NUOASIS INTERNATIONAL, INC. AND C/A/K TRUSTKANTOOR N.V.

                              AGREEMENT OF EXCHANGE



         THIS  AGREEMENT  OF EXCHANGE  ("Agreement")  is made and  entered  into effective as of the day of September, 1996, by and between NuOasis International, Inc., a company organised under the laws of the Commonwealth of the Bahamas and a resident at all times outside the United States (hereinafter referred to as "Party A"), and CAK Trustkantoor N.V., a trust company organised under the laws to the Netherlands Antilles and a resident at all times outside the United States (hereinafter referred to as "Escrow Holder").

                                    RECITALS:

         WHEREAS, Party A is the present owner of that certain asset known as the Gaming Interest, being equal to forty percent (40%) of the Gaming Profits (net distributable after-tax) from the Casinos (i.e., the gaming operations conducted pursuant to an arrangement between Ng Man Sun, doing business as Dragon Sight International Amusement (Macau) Co. and Sociedade DeTurismo
Diversocs De Macau at the Holiday Inn and Hyatt Hotels in Macau) more particularly described in Exhibit "A" attached hereto and incorporated herein by reference and as described in the Contract (as hereinafter defined) (the "Relinquished Property");

         WHEREAS, Party A and all of those persons listed on Schedule 1 attached hereto and incorporated herein by reference (collectively referred to herein as "Purchasers"), have entered into that certain Purchase Agreement dated August 30, 1996, and as thereafter amended (the "Contract"), pursuant to which Party A has agreed to transfer and convey the Relinquished Property to the Purchaser in exchange for the purchase price as stated in the Contract, and as adjusted at closing (referred to herein as the "Purchase Price");

         WHEREAS, Party A desires to make an exchange of the Relinquished Property for other assets to be located in the future;

          WHEREAS, Escrow Holder is willing to accept the assignment of Party A's rights under the Contract; and

         WHEREAS, Escrow Holder has entered into this Agreement pursuant to which the Escrow Holder has agreed to hold money and/or other assets, including without limitation, stocks, bonds, promissory notes and all other types of property, real, personal, tangible or intangible, in an Escrow Account.

         NOW THEREFORE, for and in consideration of the mutual covenants, conditions and agreements set forth herein, Party A and Escrow Holder hereby agree as follows:

         1. Exchange of Properties. On the Closing Date (as hereinafter defined), Party A hereby agrees to transfer and convey to Escrow Holder all of its right, title and interest in the Contract, in consideration of and in exchange for the transfer and conveyance to Party A of other assets, including without limitation, stocks, bonds, promissory notes and all other types of property, real, personal, tangible or intangible, whether one or more, the "Replacement Property": (I) which is designated by Party A pursuant to Section 2 of this Agreement no later than forty-five (45) days after the Closing (as hereinafter defined), and (ii) the cost of which does not exceed, in the aggregate, the "Exchange Credit" (as hereinafter defined) at the time of its acquisition, subject to Party A's right to arrange for additional equity or debt in order to pay costs of acquisition in excess of the Exchange Credit. For purposes of this Agreement, the term "Exchange Credit" shall mean, at any given point in time, the sum of: (I) net proceeds from the Purchase Price, including any indebtedness assumed or taken subject to by the purchasing party, less closing costs with regard to the sale of the Relinquished Property and repayment of debt secured by the Relinquished Property and all related obligations thereto, plus (ii) the amount of interest, if any, which has then accrued to Escrow Holder with respect to the Escrow Account.

                                                           [NUOINTL\AGR:CAK.EXC]

         2.       Acquisition of Replacement Property.

                  (a) Identification. At such time or times as Party A locates other assets, including without limitation, stocks, bonds, promissory notes and all other types of property, real, personal, tangible or intangible which it desires for Escrow Holder to cause to be acquired and conveyed to it pursuant to this Agreement as "Replacement Property," Party A shall give written notice (an "Identification Notice") that: (I) is delivered to Escrow Holder and states that such property or assets will constitute Replacement Property pursuant to this Agreement, (ii) is in such form or forms as satisfies the requirements of Escrow Holder, (iii) is given within forty-five (45) days of the Closing ("Identification Period"), and (iv) specifically describes the Replacement Property. Party A may give an Identification Notice: (I) more often than once and (ii) with respect to more than one asset. Any Identification Notice may be revoked by Party A within forty-five (45) days of Closing but thereafter may not be revoked.

                  (b) Acquisition. Subject to the limitations of Section 2(c) and (d) hereof, if Party A provides to Escrow Holder an Identification Notice with respect to a specific item of Replacement Property, Escrow Holder shall use its reasonable efforts to: (I) enter into or accept the assignment of a binding written contract with the owner or owners of the Replacement Property for the acquisition of Replacement Property acceptable to Party A and (ii) cause the transfer and conveyance of the Replacement Property to Party A within 180 days of the Closing. Escrow Holder may, at its election, cause the owner or owners of the Replacement Property to deliver to Party A a deed and/or other closing documents conveying title directly from the owner of the Replacement Property to Party A and Party A shall execute all closing documents required of it.

                  (c) Maximum Payment. In no event shall Escrow Holder be required to provide consideration to acquire the Replacement Property: (I) in any form other than cash and/or debt which is secured by the Replacement Property and/or is the obligation of Party A, or (ii) expend in the acquisition of the Replacement Property an aggregate amount (including the expenses incurred in such acquisition or acquisitions), which exceeds the amount of the then outstanding Exchange Credit, subject to Party A's right to arrange for additional equity or debt in order to pay costs of acquisition in excess of the Exchange Credit.

                                                           [NUOINTL\AGR:CAK.EXC]

               (d) Debt Assumption. Other Limitations. Escrow Holder shall not be required to (I) enter into any agreement to acquire the Replacement Property which is not reasonably acceptable to it, (ii) assume any loan secured by the Replacement Property or to execute any promissory note or other evidence of indebtedness in connection with its acquisition or acquisitions which would impose any liability upon Escrow Holder or (iii) execute any agreement or participate in any transaction, which in the opinion of counsel to Escrow Holder, would require Escrow Holder to engage in any unlawful or fraudulent actions.

               (e) Limitation Period.  Upon the expiration of one hundred eighty
(180) days after the Closing, Party A shall have the right to require Escrow Holder to transfer to it the Exchange Credit then unexpended in the acquisition of the Replacement Property; provided, however, if Party A has not identified Replacement Property by the end of the Identification Period, then Party A shall have the right to require Escrow Holder to transfer to it the balance of the Exchange Credit then unexpended in the acquisition of the Replacement Property. Escrow Holder shall transfer all amounts due Party A pursuant to the immediately preceding sentence within five (5) days of written demand therefor from Party A. The payment by Escrow Holder to Party A of the balance of the Exchange Credit pursuant to this paragraph shall terminate the obligations of Escrow Holder to deliver the Replacement Property to Party A.

         3.       Escrow Account.

          a. Appointment of Escrow Holder. Party A appoints Escrow Holder as the Escrow Holder set forth herein, and Escrow Holder accepts such appointment.

          b. Deposit. The sum of the net proceeds or other assets received from the sale of the Relinquished Property, as defined herein (the "Deposit") shall be delivered to Escrow Holder to be held by Escrow Holder in accordance with the terms hereof. Subject to and in accordance with the terms and conditions hereof, Escrow Holder agrees that it shall receive, hold in escrow and release or distribute the Deposit and all interest earned thereon, if any. All interest and other earnings on the Deposit shall become part of the Deposit for all purposes, and that all losses resulting from the investment or reinvestment thereof from time to time and all amounts charged thereto to compensate or reimburse the Escrow Holder from time to time for amounts owing to it hereunder shall from the time of such loss or charge no longer constitute part of the Deposit. From time to time Party A may deposit or direct deposit of additional funds or assets with the Escrow Holder to be held, invested and disbursed hereunder and which shall be considered a part of the Deposit.

          c. Investment of the Deposit. Escrow Holder shall cause the Deposit to be held, or invested and reinvested after receipt of same in short-term interest bearing investments, such as bank certificates of deposit, money market funds, overnight repurchase accounts and treasury bills. Receipt or investment of the Deposit shall be confirmed by Escrow Holder as soon as practicable by account statement unless otherwise indicated; and any discrepancies therewith shall be noted by Party A to Escrow Holder within a reasonable time prior to the next account statement. Unless otherwise directed, Escrow Holder may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with Escrow Holder or any of its affiliates. Party A shall be liable for all brokerage costs and related expenses incurred hereunder. Escrow Holder shall not be liable for and shall be indemnified by Party A from all liability for losses on any investments, market risk due to premature liquidation, or other actions taken in compliance with this Agreement. Notwithstanding the foregoing, Escrow Holder may, in its sole and absolute discretion, accept written directions or instructions from Party A, which Escrow Holder believes to be genuine, but Escrow Holder shall not be liable for executing, failing to execute or for any mistake in the execution of such orders except in case of willful misconduct.

          d. Disbursement of Deposit. Escrow Holder is hereby authorized to make disbursements of the Deposit only as follows:

               (i) Upon (a) notification from Party A, that a property or asset has been identified, instructing Escrow Holder to disburse an amount to make the initial deposit, if any, for or to effectuate the acquisition of Replacement Property in compliance with this Agreement and specifying:

                                                           [NUOINTL\AGR:CAK.EXC]

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                    (1)  The amount of such  initial  deposit or purchase  price
                         required  for  the   acquisition   of  the   identified
                         Replacement Property;

                    (2) The manner in which such initial deposit or purchase price is to be made available;

                    (3) The person or persons to which such initial deposit or purchase price is to be transferred; and

                    (4) The date the initial deposit or purchase price is required to be delivered.

               (ii) Upon  receipt  of a written  notification  signed by Party A stating  that  there has been a failure,  within  forty-five
                    (45) days from the date of Escrow Holder's receipt of the Deposit to identify sufficient Replacement Properties which are suitable for an exchange under and in accordance with this Agreement;

               (iii)Upon receipt of a written  notification from Party A stating that all Replacement Property previously identified pursuant to this Agreement has been transferred and conveyed to Party A within 180 days after the date of the closing of the sale of the Relinquished Property by Party A, all funds then remaining in the Deposit, after all fees and expenses have been paid, shall be disbursed to Party A;

               (iv) As permitted by this Agreement, to Escrow Holder; and

               (v) Into the registry of the court in accordance with Sections 5 or 8 hereof.

                                                           [NUOINTL\AGR:CAK.EXC]

          e. Tax Matters. Party A hereto shall provide Escrow Holder with its taxpayer identification number or certification of foreign taxpayer exemption at the execution hereof. Failure to so provide such forms may prevent or delay investment of the Deposit and/or final disbursement of the Deposit and may incur a penalty and cause Escrow Holder to be required to withhold tax on any interest payable hereunder. All interest, if any, earned on the Deposit shall be paid to Party A.

          f. Scope of Undertaking. Escrow Holder's and Escrow Holder's duties and responsibilities shall be purely ministerial and shall be limited to those expressly set forth in this Agreement. Escrow Holder is not a principal, participant or beneficiary of any transaction underlying this Agreement and shall have no duty to inquire beyond the terms and provisions hereof. Escrow Holder and Escrow Holder shall have no responsibility or obligation of any kind in connection with this Agreement or the Deposit, and shall not be required to deliver the same or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, invest and deliver the Deposit as herein provided. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the parties hereto that Escrow Holder shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice to the parties or either of them. Escrow Holder shall not be liable for any error in judgment, any act or omission, any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, except for, subject to Section 4 hereinbelow, its own willful misconduct. It is the intention of the parties hereto that Escrow Holder shall not be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

         4. Reliance; Liability. After Escrow Holder receives the consent of Party A, Escrow Holder shall not be liable for following the instructions contained in any written notice, instruction or request or other paper furnished to it hereunder or pursuant hereto and believed by it to have been signed or presented by the proper part. Escrow Holder shall be responsible for holding, investing, reinvesting and disbursing the Deposit; provided, however, that in no event shall Escrow Holder be liable for any lost profits, lost savings or other special, exemplary, consequential or incidental damages in excess of Escrow Holder's fee hereunder and provided, further, that Escrow Holder shall have no liability for any loss arising from any cause beyond its control, including, but not limited to, the following: (a) acts of God, force majeure, including, without limitation, war (whether or not declared or existing), revolution, insurrection, riot, civil commotion, accident, fire, explosion, stoppage of labor, strikes and other differences with employees; (b) the act, failure or neglect of any other party or any agent or correspondent or any other person selected by Escrow Holder; (c) any delay, error, omission or default of any mail, courier, telegraph, cable or wireless agency or operator; or (d) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. Escrow Holder is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Agreement or any part hereof or for the transaction or transactions requiring or underlying the execution of this Agreement, the form or execution hereof or for the identity or authority of any person executing this Agreement or any part hereof or depositing the Deposit.

          5. Right of Interpleader. Should any controversy arise involving the parties hereto or any other person, firm or entity with respect to this Agreement or the Deposit, or should a substitute Escrow Holder fail to be designated as provided in Section 8 hereof, or if Escrow Holder should be in doubt as to what action to take, Escrow Holder shall have the right, but not the obligation, either to (a) withhold delivery of the Deposit until the controversy is resolved, the conflicting demands are withdrawn, or its doubt is resolved, or
(b) institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties hereto. The right of Escrow Holder to institute such a bill of interpleader shall not, however, be deemed to modify the manner in which Escrow Holder is entitled to direct disbursements of the Deposit as herein set forth other than to tender the Deposit into the registry of such court. In the event Escrow Holder is a party to any dispute, Escrow Holder shall have the additional right to refer such controversy to binding arbitration. Should a bill of interpleader be instituted, or should Escrow Holder be threatened with litigation or become involved in litigation or binding arbitration in any manner whatsoever in connection with this Agreement or the Deposit, then, Party A agrees to pay Escrow Holder from the Deposit its attorney's fees and any and all other disbursements, expenses, losses, costs and damages of Escrow Holder in connection with or resulting from such threatened or actual litigation or arbitration prior to any disbursement hereunder.

                                                           [NUOINTL\AGR:CAK.EXC]

         6. Lien. Escrow Holder is hereby given a lien upon all the rights, titles and interest of the other parties hereto in all Deposits to protect Escrow Holder's rights, including without limitation, rights of payment and to indemnity and reimbursement, as provided hereunder, which lien may be enforced by Escrow Holder without notice, by set off, or by appropriate foreclosure proceedings.

         7. Consultation with Legal Counsel. Escrow Holder may consult with its counsel or other counsel satisfactory to it concerning any question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any action taken, suffered or omitted by it in good faith upon the advice of such counsel.

         8. Resignation. Escrow Holder may resign hereunder upon 10 days' prior written notice to Party A. If Party A fails to designate a substitute Escrow Holder within 10 days after the giving of such notice, Escrow Holder may institute a bill of interpleader as contemplated by Section 5 hereof. Escrow Holder's sole responsibility after the notice period expires shall be in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time Escrow Holder's obligations hereunder shall cease and terminate.

         9. Performance of Contract. Notwithstanding anything to the contrary set forth herein, Party A shall not have the right following the Closing to receive, pledge, borrow or otherwise obtain the benefits of the Relinquished Property or the Exchange Credit, or any income or interest which has accrued with respect to the same, except as provided in Section 2 or 3 of this Agreement.

         10. Closing. The transfer by Party A to Escrow Holder of all of its right, title and interest in the Contract shall occur prior to closing. The closing ("the Closing") shall be effective the 30th day of September, 1996 (the "Closing Date") or on such other date as may be mutually agreed to by Party A and Escrow Holder. The transfer by Party A to Escrow Holder of the Contract shall be made pursuant to an Agreement for Assignment of Rights substantially in the form of Exhibit B attached hereto. Party A hereby agrees to execute and deliver a deed or other assignment conveying title to the Relinquished Property pursuant to the terms of the Contract, and any other required conveyance and closing documents, directly to the Purchasers under the Contract.

          11. Execution of Documents: Further Documentation. Each party hereto agrees to execute any and all additional documents and/or instruments necessary to carry out the terms of this Agreement. The costs incurred in the preparation of any documents required to conclude the transfer of the Relinquished Property or the Replacement Property shall be borne by Party A.

         12. Conflict With Prior Agreements. If and to the extent that this Agreement is in conflict with any prior written or oral agreement or understanding between the parties hereto, the terms of this Agreement shall prevail. No modification or waiver of the terms of the Agreement shall be valid unless made in writing signed by both parties.

         13. Arbitration. Any dispute arising out of this Agreement, whether for interpretation or enforcement of its terms, shall be determined and settled by arbitration under the then prevailing commercial rules of the International Arbitration Association. Arbitration shall be held in Willemstad, Curacao. Any reward rendered in such arbitration shall be final and binding on each of the parties and judgment may be entered thereon in a court of competent jurisdiction.

         14. Attorneys' Fees. In the event any of the parties to this Agreement institutes legal action or arbitration proceedings against any other party to interpret or enforce this Agreement, or to obtain damages for any alleged breach hereof, the prevailing party in such action or proceeding shall be entitled to reasonable attorneys' and experts' fees in addition to all other recoverable costs and damages.

                                                           [NUOINTL\AGR:CAK.EXC]

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          15.  Survival.  The terms of this Agreement shall survive the delivery of the conveyance documents to the Relinquished Property and receipt by Party A of the conveyance documents to the Replacement Property pursuant to this Agreement.

         16.      Time. Time is of the essence of this Agreement.

         17. Binding. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto their estates, heirs, representatives, successors in interest and assigns; provided, however, that Party A shall have no right to assign this Agreement or any of its rights hereunder without the prior written consent of Escrow Holder.

          18. Choice of Laws; Cumulative Rights. This Agreement and the Deposit shall be construed under and governed by the laws of the Netherlands Antilles, including its conflict of law rules. All of Escrow Holder's rights hereunder are cumulative of any other rights it may have by law or otherwise.

          19. Assignment. This Agreement shall not be assigned by Party A or Escrow Holder without the prior written consent of either party.

          20. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reasons whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

          21. Termination.  Upon disbursement of all the Deposit as specified in
Section 3 hereof, this Agreement shall terminate.

          22. Notices. All notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be effective upon personal delivery or confirmed telefax to the party to whom they are addressed at the following address:

                                    To Party A:

                                            NuOasis International, Inc.
                                            43 Elizabeth Avenue
                                            P.O. Box CB-13022
                                            Nassau, Bahamas
                                            Telephone: (809) 356-2903
                                            Telefax:   (809) 326-8434


                                    To Escrow Holder:

                                            CAK Trustkantoor N.V.
                                            Do Ruyterkade 58A
                                            P.O. Box 210
                                            Willemstad, Curacao
                                            Netherlands Antilles
                                            Telephone: 5999-613277
                                            Telefax: 5999-612720

         Any party may change its address for notice by giving notice to the other party in accordance with this paragraph.

                                                           [NUOINTL\AGR:CAK.EXC]

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          23. No Agency.  Party A and Escrow Holder  mutually  agree that Escrow
Holder is acting as an independent principal in the transaction described herein and shall not be deemed as an agent for Party A in any capacity.

          24. Payment to Escrow Holder. Escrow Holder shall be entitled to a fee for services rendered through closing of the Relinquished Property. Such fee will be paid from the Escrow Account upon funding of the Escrow Account. After closing of the Relinquished Property, Escrow Holder shall prepare an Assignment of Rights and related documentation which may be required to effectuate the transfer of the Replacement Property to Party A.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

                                   "Party A"
                                   NuOasis International, Inc.,
                                   a company organised under the laws of the
                                    Commonwealth of the Bahamas



                                   By:----------------------------------------
                                      Name:
                                      Its:


                                   "Escrow Holder"
                                   CAK Trustkantoor N.V.,
                                   a company organised under the laws of the
                                    Netherlands Antilles



                                   By:----------------------------------------
                                      Name:
                                      Its:

                                   EXHIBIT "A"

                                     to the
                              Agreement of Exchange
                             dated September ---, 1996



                              RELINQUISHED PROPERTY

                                   EXHIBIT "B"

                                     to the
                              Agreement of Exchange
                             dated September , 1996



                        AGREEMENT OF ASSIGNMENT OF RIGHTS



             THIS AGREEMENT (the "Agreement") is effective this ----- day of -------, 1996 by and between NuOasis International Inc., a company organised under the laws of the Commonwealth of the Bahamas and a resident at all times outside the United States ("Party A"), and C/A/K Trustkantoor N.V. a trust company organised under the laws of the Netherlands Antilles and a resident at all times outside the United States (hereinafter referred to as "Escrow Holder"), with notice of this Agreement provided to those entities, as Purchasers under the Purchase Agreement dated August 30, 1996 ("Acquiring Party").

             WHEREAS, Party A and Acquiring Party have entered into that certain Purchase Agreement dated August 30, 1996, and as thereafter amended, by and between Party A and Acquiring Party, attached hereto as Exhibit "A" (the "Contract"); wherein Party A agreed to dispose of by means of a sale, its interest in, among other things that asset or assets described in the Contract (the "Relinquished Property");

             WHEREAS, Party A and Escrow Holder have entered into that certain Exchange Agreement dated as of September ____, 1996;

             WHEREAS, the parties hereto wish to assign Party A's rights to the Relinquished Property under the Contract to Escrow Holder;

             NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, Party A and Escrow Holder agree as follows:

          1. Assignment of Rights. Party A hereby transfers and assigns to Escrow Holder all of its rights, title and interest under the Contract. Acquiring Party shall be notified of the assignment of Party A's rights, title and interest to Escrow Holder in the Contract prior to closing under the Contract.

          2.  Assignment  of  Deposit.   At  the  time  this  Agreement  becomes
effective, Party A will cause any deposit which has been made under the Contract by the Acquiring Party to be released to the Escrow Holder.

          3. Enforcement of Rights. Escrow Holder has assumed all rights of Party A under the Contract pursuant to this Agreement; provided, however, if for any reason Escrow Holder fails to enforce any of the rights assigned to it under the Contract by this Agreement, Party A may enforce the rights under the Contract assigned to Escrow Holder.

          4. Assumption of Obligations. Escrow Holder does not hereby assume any of the obligations, representations or warranties of Party A under the Contract.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement, to be effective immediately before the transfer of title to the Relinquished Property by Party A pursuant to the Exchange Agreement. This Agreement, however, shall be null and void in the event Party A or its assigns do not convey title to the Relinquished Property on or before September 30, 1996, or at such future date as is mutually agreed to by the parties hereto.

                                   "Party A"
                                   NuOasis International, Inc.,
                                   a company organised under the laws of the
                                    Commonwealth of the Bahamas



                                   By:-----------------------------------------
                                      Name:
                                      Its:


                                   "Escrow Holder"
                                   CAK Trustkantoor N.V.,
                                   a company organised under the laws of the
                                    Netherlands Antilles



                                   By:-----------------------------------------
                                      Name:
                                      Its:

                                   EXHIBIT "A"
                                     to the
                       Agreement for Assignment of Rights
                             dated September , 1996



                                  THE CONTRACT

                                  SCHEDULE "1"

                                     to the
                              Agreement of Exchange
                             dated September , 1996



               NAME(S) OF PURCHASERS OF THE RELINQUISHED PROPERTY